Exhibit 23(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 41 to Registration Statement No. 033-15253 on Form N-1A (the “Registration Statement”) of our report dated February 26, 2008, relating to the financial statements and financial highlights of Seligman Portfolios, Inc. appearing in the Annual Report on Form N-CSR of Seligman Portfolios, Inc. for the year ended December 31, 2007, and to the references to us under the headings “Financial Highlights” in the Prospectus and “General Information—Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

New York, New York
September 26, 2008